Exhibit 10.1

[Juniper Networks, Inc. Letterhead]

October 24, 2013

Mr. Shaygan Kheradpir

One Churchill Place

London, UK E145HP

Dear Shaygan,

On behalf of the Board of Directors, I am delighted to extend an offer to you to join Juniper Networks, Inc. (“Juniper” or the “Company”) as Chief Executive Officer. This letter will confirm the terms of your employment with Juniper.

Position: Upon commencement of your employment, you will serve as Chief Executive Officer, with all of the authority and responsibilities provided in the Bylaws of the Company as customarily associated with that position, reporting to the Company’s Board of Directors (the “Board”).

Board of Directors: You will be elected to the Board effective on the day immediately prior to the date you commence employment.

Base Salary: In consideration of your services, you will be paid by an annual base salary of $1,000,000, which will be paid semi-monthly in the amount of $41,166.67, less applicable taxes, deductions and remittances, in accordance with the Company’s normal payroll processing.

Annual Cash Incentive Bonus: Commencing with 2014, you will be eligible to participate in Juniper Executive Annual Incentive Bonus Plan with an annualized bonus target of 175% of base salary, prorated for duration of your service to the Company in 2014. Additional information about the plan, company goals, and objectives will be available to you after the start of your employment. The Board, or a committee thereof, shall establish your performance targets under the plan. The plan and funding schedule is subject to change at any time during the plan year.

Equity Awards: You will be granted in February 2014 equity awards consisting of restricted stock units (RSU) and performance shares having a total aggregate value of $6,750,000 as described in more detail below. The allocation of that value between RSUs and performance shares will be based on the same proportions used for awards made to the Company’s Grade 16 executive officers at the same time (currently anticipated to be 40% for the RSUs and 60% for the performance shares). The conversion of such dollar values into a number of shares of Common Stock will be based on the same per share price determined by the Compensation Committee of the Board of Directors for the equity awards made to other Section 16 officers in February 2014. The Company’s equity awards are generally granted on a rigid schedule; and it is expected that these equity awards will be granted effective on February 21, 2014.

Restricted Stock Units: The RSUs to be granted to you in February 2014 will vest cumulatively over a period of three years as long as you remain an employee of Juniper, with 34% vesting on the first anniversary of the grant date, 33% on the second anniversary of the grant date and 33% vesting on the third anniversary of the grant date. All RSU grants are subject to the terms of the 2006 Equity Incentive Plan (the “Plan”), related agreements and applicable sub-plans. An RSU grant represents an unsecured promise by the Company to issue shares of common stock in the future, provided the vesting criteria are satisfied.

3 Year Performance Shares: At the same time as the above RSU is granted, you will be granted under the terms of the Plan a performance share award (the “Performance Shares”) with an aggregate target number of shares of Common Stock having the value described above. Performance shares shall vest based on achievement of specific performance objectives and on continued employment through the Vesting Date (as defined below). The amount of performance shares earned (subject to vesting) shall be based on the achievement of annual performance targets established for each applicable year. With respect to each year’s performance, you can earn between zero and a specified maximum percentage of the target amount for that year depending on the level of achievement against the target(s) and maximum established for that year. One third of the target amounts will be for each of 2014, 2015 and 2016. For each of 2014, 2015 and 2016, the annual targets will be established by the Compensation Committee. If the Compensation Committee does not establish specific targets by May 1 of such year, the targets for that year will be deemed to be the annual revenue and non-GAAP operating margin target as set forth in the operating plan approved by the Board of Directors for that fiscal year. After the completion of the three years and the determination of financial results, the Board or Compensation Committee will approve the performance calculation for the third year (“Final Calculation Date”). Following the Final Calculation Date and provided that the Employee is still employed by the Company on the Vesting Date, the Employee shall be issued a number of fully paid and fully vested shares of common stock equal to the number “earned” over the three year period; provided further that no shares shall vest or be issued until the date (the “Vesting Date”) which is the next occurring date after the Final Calculation Date that is a third Friday of the month (for example, if the Final Calculation Date were February 10, 2017, the Vesting Date would be the next to occur third Friday of February 2017).

Buy-out: In addition and subject to your commencing employment, you will be entitled to receive a one-time payment of $5,000,000 payable to you in your first regular paycheck following your commencement of employment. Should you voluntarily terminate your employment without Good Reason (as defined below) or if or your employment is terminated by Juniper with Cause (as defined in the Severance Agreement referenced below) prior to the second anniversary of service as an employee, you shall repay a pro-rated portion of that one-time payment calculated based on the number of whole months remaining in that 2 year period from the date of termination. You will also receive RSUs having a value of $5,000,000, calculated based on the average closing price of Juniper common stock over the 90 days preceding the date of grant. The RSUs will vest cumulatively over a period of three years as long as you remain an employee of Juniper, with (i) 40% vesting six months after the grant date, (ii) 40% eighteen months after the grant date, (iii) 15% thirty months after the grant date and (iv) 5% vesting on the third anniversary of the grant date. This RSU will be granted to you after you commence employment on the next occurring third Friday of a month (for example if your employment commences on December 28 2013, the award will be granted on January 17, 2014 —the third Friday of January). If Juniper terminates your employment without Cause or if you voluntarily terminate your employment for Good Reason prior to eighteen months after the grant date, the shares specified in (i) and (ii) shall become immediately vested. For purposes of this paragraph, “Good Reason” means your termination of employment following the expiration of any cure period (discussed below) following the occurrence, without your express written consent, of one or more of the following: (a) a material reduction of your duties, title, authority or responsibilities, relative to your duties, title, authority or responsibilities as in effect immediately prior to such reduction, such as the appointment of an executive chairman or other executive office to which you would report; or (b) a reduction by the Company of your base compensation or total target cash compensation as in effect immediately prior to such reduction except to the extent it is in connection with compensation program changes made with respect to U.S.-based senior executives Grade 15 and higher; or (c) the relocation of you to a facility or a location outside the United States. You may not resign for Good Reason without first providing the Company with written notice within sixty (60) days of the event that you believe constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

Price Vested Shares: At the same time as the Hiring Bonus RSU is granted, you will be granted under the terms of the Plan a performance share award (the “Price Vested Shares”) for an aggregate number of shares of Juniper Common Stock having a value of $15,000,000, calculated based on the average closing price of Juniper common stock over the 90 days preceding the date of grant. The Price Vested Shares shall vest as follows: (i) one third of the shares will vest immediately if the ASP equals or exceeds $25.00 between January 1, 2015 and December 31, 2016; (ii) two thirds of the shares (minus any portion of which have previously vested under (i) above) will vest immediately if the ASP equals or exceeds $32.50 between January 1, 2016 and December 31, 2017; and (iii) all of the unvested shares will vest immediately if the ASP equals or exceeds $40.00 between January 1, 2017 and December 31, 2018. ASP means the average closing market price of Juniper Common Stock (as reported by the Wall Street Journal) over a period of 60 consecutive trading days. A trading day means a day on which trading is open on the New York Stock Exchange.

Annual Compensation Review: For years subsequent to 2014, your salary, annual cash incentive bonus and future additional equity awards (which could include stock options, performance shares or restricted stock units) will be considered annually at the same time as the Compensation Committee reviews Section 16 officer compensation generally (typically in February). Neither your base salary nor the bonus target percentage under the Annual Incentive Bonus Plan may be reduced, except to the extent it is commensurate with reduction made to all U.S.-based senior executives Grade 15 and higher.

Relocation Assistance: In conjunction with the relocation to your new work location, Juniper Networks will reimburse (or pay directly, if it elects to do so) reasonable and customary relocation costs including the following and subject to the maximum amount specified below: Costs for house-hunting trips to the San Francisco Bay Area; up to 10 business class tickets between the U.K and California for use by you and your eligible dependents, temporary housing and car rental for 6 months at not more than $10,000 per month; packing, shipment, insurance and storage of eligible household goods; reimbursement of reasonable and customary non-recurring closing costs (excluding any additional amounts associated with buying down the interest rate under any loan associated with the purchase) for the purchase of your primary residence in your new work location. To the extent such relocation benefits are taxable, the reimbursement will be tax-assisted. The aggregate amount of all such relocation assistance, payments reimbursements and tax assistance shall not exceed $275,000. Reimbursements shall be paid to you no later than March 15 of the year following the year in which your home purchase occurs or the expenses are incurred.

You are eligible for reimbursement of up to $5,000 to obtain tax advice and tax return preparation for the first tax year in your new location. Such reimbursement shall be paid to you no later than March 15 of the year following your first tax year in your new location.

Should your employment be terminated for Cause (as defined in your Severance Agreement) or should you voluntarily terminate your employment (other than for “Good Reason” as permitted under your Change in Control Agreement with Juniper) prior to completing two full years of service after the completion of your relocation, you will be responsible for pro-rated repayment of relocation expenses where the amount to be repaid is equal to the portion of the two full years of service to Juniper that is not completed. No repayment is required should your employment be terminated by Juniper without Cause. Please contact the company’s Relocation Department at Juniper@cartus.com to initiate the relocation process. All tax assistance and tax withholdings will be made at the federal and state supplemental tax withholding rates.

Severance and Change in Control. Contemporaneously with your commencement of employment, the Company will enter into a Severance Agreement (attached hereto as Exhibit A) with you, under which you will be eligible to receive certain severance benefits in the absence of a Change in Control. Also contemporaneously with your commencement of employment, the Company will enter into a Change in Control Agreement (attached hereto as Exhibit B) with you, to provide certain severance benefits to you in certain circumstances related to a Change in Control (as defined therein).

Benefits and Expenses: You will be entitled to receive the employee benefits made available to other Sunnyvale-based employees and officers of the Company to the full extent of your eligibility. Juniper shall reimburse you for all reasonable business and travel expenses actually incurred or paid by you in the performance of your services on behalf of the Company, in accordance with the Company’s expense reimbursement policy as from time to time in effect. Juniper will also reimburse you for reasonable and actual out-of-pocket expenses of up to $25,000 associated with review of this offer by your legal and financial advisers. Such reimbursement shall be paid to you no later than March 15, 2014.

Proprietary Information Agreement: Upon commencement of your employment, you will sign the Company’s standard employee Confidential Information and Invention Assignment Agreement.

Termination and Benefits Loss: It is our understanding that your current employment arrangement includes a significant notice of termination provision. If in the unlikely event that after you notify your current employer of your desire to accept a position with Juniper that all of the following occur, (1) your present employer will not permit you to start employment with Juniper until a date after January 1, 2014 (or a later date within a reasonable time thereafter mutually agreed upon by you and Juniper), (2) you notify Juniper of the date your employment will end with your current employer (your “Release Date”), (3) Juniper is unwilling to postpone your start date until after the Release Date and does not employ you and terminates this offer letter, and (4) your current employer lawfully reduces or refuses to pay any of the incentive compensation or equity which is currently scheduled to vest or be paid between the date of this letter and April 1, 2014 (“Lost Incentive Compensation”), then provided you provide reasonable and sufficient documentation of the Lost Incentive Compensation, Juniper will pay you the actual amount of Lost Incentive Compensation up to a maximum of $7,000,000. Such payment shall be paid to you no later than March 15, 2015.

409A: Notwithstanding anything to the contrary in this agreement, if you are a “specified employee” within the meaning of Internal Revenue Code Section 409A (“Section 409A”) at the time of your termination (other than due to death) or resignation, then the severance payable to you, if any, pursuant to this agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following your termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you died following your termination but prior to the six (6) month anniversary of your termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

Any amount paid under this agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of the first paragraph above.

Any amount paid under this agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of the first paragraph above. “Section 409A Limit” will mean the lesser of two (2) times: (i) your annualized compensation based upon the annual rate of pay paid to your during your taxable year preceding your taxable year of your termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and your agree to work together in good faith to consider amendments to this agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

Confidentiality: Until such time as the Company discloses the contents of this agreement in a filing with the Securities and Exchange Commission, neither party shall disclose the contents of this agreement without first obtaining the prior written consent of the other party (except for the above-referenced filing by the Company), provided, however, that you may disclose this agreement to your wife, attorneys, financial planners and tax advisors if you require such persons to keep the terms hereof confidential, or otherwise as required by law.

Arbitration: Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforcement of this Agreement or the alleged breach thereof shall be submitted by the parties to final, binding and confidential arbitration by the American Arbitration Association (“AAA”), in San Francisco, California, conducted before a single arbitrator under the then-applicable AAA rules. By agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and

(b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all AAA arbitration fees, except the amount of such fees equivalent to the filing fee you would have paid if the claim had been litigated in court. Nothing in this offer letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration, including but not limited to any disputes or claims relating to or arising out of the misuse or appropriation of the Company’s trade secrets or confidential and proprietary information. Judgment may be entered on the award of the arbitration in any court having jurisdiction.

Right to Work Documentation: For purposes of federal immigration law, you will be required to provide to Juniper documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire with Juniper, or our employment relationship with you may be terminated. A complete list of acceptable documents is provided with this offer. Please bring the appropriate documents on your first day of employment to insure legal employment.

This offer is contingent upon your obtaining the requisite immigration status and employment authorization. If you are a foreign national requiring work authorization to begin employment, you must contact the Company’s Immigration Department at immigration@juniper.net to initiate the visa process. The Company will submit a petition on your behalf to obtain employment authorization, as well as file visa applications for your immediate dependent family members. The Company will pay the legal fees and costs related to these filings. Due to the number of work visas available each year is limited by the U.S. government, the Company reserves the right to withdraw or suspend this offer if the Company is not able to obtain work authorization for you in a reasonable period of time. Please note that if you currently have employment authorization such as practical, curricular or academic training (F-1 or J-1), you must contact the Company’s Immigration Department before beginning employment.

At-Will Employment: If you choose to accept this offer, your employment with Juniper will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. Juniper will have a similar right and may conclude its employment relationship with you at any time, with or without cause.

Entire Agreement and Miscellaneous: This agreement, together with all exhibits and agreements incorporated by reference herein, forms your complete and exclusive agreement with the Company concerning the subject matter hereof. The terms in this agreement supersede any other representations or agreements made to you by any party, whether oral or written, and in the event of any conflict between the terms of this agreement and the Severance Agreement or Change in Control Agreement, this letter agreement shall govern. This agreement is to be governed by the laws of the state of California without reference to conflicts of law principles. In case any provision contained in this agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this agreement, and such provision will be reformed, construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this agreement, no waiver of any right hereunder shall be effective unless it is in writing. This agreement may be executed in more than one counterpart, and signatures transmitted via facsimile shall be deemed equivalent to originals.

You may accept this offer by signing below and returning a copy to me at dschlotterbeck@cox.net. This offer will be valid through October 25, 2013 after, which we will consider this offer closed. This offer and all compensation referred to herein is subject to and contingent upon you commencing employment on or before January 1, 2014, or such later date as you and Juniper mutually agree on in writing.

On behalf of the Board and the entire Juniper community, we look forward to working together with you. Welcome Aboard!

Very truly yours,

/s/ David Schlotterbeck

David Schlotterbeck

Chairman of the Compensation Committee

Juniper Networks, Inc.

I accept the terms of this letter and agree to keep the terms of this letter confidential.

/s/ Shaygan Kheradpir	10-25-13
Shaygan Kheradpir	Date

Exhibit A

JUNIPER NETWORKS, INC.

SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is made and entered into by and between             (the “Employee”) and Juniper Networks, Inc., a Delaware Corporation (the “Company”), effective on the last date signed below.

RECITALS

The Compensation Committee believes that it is imperative to provide the Employee with certain severance benefits upon certain terminations of employment. These benefits will provide the Employee with enhanced financial security and incentive and encouragement to remain with the Company.

Certain capitalized terms used in the Agreement are defined below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement shall terminate upon the later of (i) January 1, 2017 or (ii) if Employee is terminated involuntarily by Company without Cause prior to January 1, 2017, the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided by applicable law or under the terms of any written formal employment agreement or offer letter between the Company and the Employee (an “Employment Agreement”). This Agreement does not constitute an agreement to employ Employee for any specific time.

3. Severance Benefits.

(a) In the event the Employee is terminated involuntarily by Company without Cause, as defined below, and provided the Employee executes and does not revoke a full release of claims with the Company (in a form satisfactory to the Company) (the “Release”), the Employee will be entitled to receive the severance benefits set out in subsections (i) and (ii). For purposes of this Agreement, “Cause” is defined as: (i) willfully engaging in gross misconduct that is demonstrably injurious to Company; (ii) willful act or acts of dishonesty or malfeasance undertaken by the individual; (iii) conviction of or a plea of nolo contendere to a felony; or (iv) willful and continued refusal or failure to substantially perform duties with Company (other than incapacity due to physical or mental illness); provided that the action or conduct described in clause (iv) above will constitute “Cause” only if such failure continues after the Company’s CEO, COO or Board of Directors has provided the individual with a written demand for substantial performance setting forth in detail the specific respects in which it believes the individual has willfully and not substantially performed the individual’s duties thereof and has been provided a reasonable opportunity (to be not less than 30 days) to cure the same.

(i) A cash payment in a lump sum (less any withholding taxes) equal to [12 months for Grade 15, 15 months for Grade 16, 16.5 months for Grade 17] months of base salary (as in effect immediately prior to the termination).

(ii) In lieu of continuation of benefits, Employee shall receive $18,000 (whether or not Employee elects COBRA).

(b) Release Effectiveness. The receipt of any severance pursuant to Section 3(a) will be subject to Employee signing and not revoking the Release and further subject to the Release becoming effective within fifty-two (52) days following Employee’s termination of employment.

(c) Timing of Severance Payments. Any cash severance payment to which Employee is entitled shall be paid by the Company to Employee in a single lump sum in cash on the fifty-third (53rd) day after Employee’s termination of employment.

(d) Change of Control Benefits. In the event the Employee receives severance and other benefits pursuant to a change in control agreement that are greater than or equal to the amounts payable hereunder, then the Employee shall not be entitled to receive severance or any other benefits under this Agreement.

(e) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Employee’s termination (other than due to death) or resignation, then the severance payable to Employee, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following Employee’s termination of employment, will become payable on or within ten days following the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation

Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(ii) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iii) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above. “Section 409A Limit” will mean the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Employee’s taxable year preceding the Employee’s taxable year of Employee’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

(iv) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

4. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 4(a) or which becomes bound by the terms of this Agreement by operation of law. The term “Company” shall also include any direct or indirect that is majority owned by Juniper Networks, Inc.

(b) The Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

5. Notice. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Employee, at his or her last known residential address and (ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.

6. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	JUNIPER NETWORKS, INC.

By:
Name:
Title:
Date:

EMPLOYEE
Name:
Date:

Exhibit B

JUNIPER NETWORKS, INC.

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (the “Agreement”) is made and entered into by and between             (the “Employee”) and Juniper Networks, Inc., a Delaware Corporation (the “Company”), effective on the last date signed below.

RECITALS

1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.

2. The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

3. The Board believes that it is imperative to provide the Employee with certain severance benefits upon certain terminations of employment following a Change of Control. These benefits will provide the Employee with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

4. Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement shall terminate upon the later of (i) January 1, 2016 or (ii) if a Change of Control has occurred on or before January 1, 2016 (or if a definitive agreement relating to a Change in Control has been signed by the Company on or before January 1, 2016 and the closing of that transaction occurs on or before October 1, 2016), the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement or offer letter between the Company and the Employee (an “Employment Agreement”). If the

Employee’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or under his or her Employment Agreement, or as may otherwise be available in accordance with the Company’s established employee plans.

3. Severance Benefits.

(a) Involuntary Termination Other than for Cause or Voluntary Termination for Good Reason Following a Change of Control Period. If (i) between the date that is four (4) months following a Change of Control and the date that is twelve (12) months following a Change of Control the Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for “Good Reason” (as defined herein), provided however, that the grounds for Good Reason may arise at anytime within the twelve (12) months following the Change of Control, or (ii) within twelve (12) months following a Change of Control the Company (or any parent or subsidiary of the Company) terminates the Employee’s employment for other than “Cause” (as defined herein), and the Employee signs and does not revoke a release of claims with the Company, in substantially the form attached hereto as Exhibit A, but which may be updated to reflect changes in law and regulations (the “Release”), then the Employee shall receive the following severance from the Company:

(i) Severance Payment. The Employee shall be entitled to receive a lump-sum severance payment (less applicable withholding taxes) equal to 100% of the Employee’s annual base salary (as in effect immediately prior to (A) the Change of Control, or (B) the Employee’s termination, whichever is greater) plus 100% of the Employee’s target bonus for the fiscal year in which the Change of Control or the Employee’s termination occurs, whichever is greater).

(ii) Equity Compensation Acceleration. One hundred percent (100%) of Employee’s then unvested outstanding stock options, stock appreciation rights, performance shares, restricted stock units and other Company equity compensation awards (the “Equity Compensation Awards”) that vest based on time (such as an option that vests 25% on the first anniversary of grant and 1/48th monthly thereafter) shall immediately vest and became exercisable (and any rights of repurchase by the Company or restriction on sale shall lapse). With respect to Equity Compensation Awards that vest wholly or in part based on factors other than time, such as performance (whether individual or based on external measures such as Company performance, market share, stock price, etc.), (i) any portion for which the measurement or performance period or performance measures have been completed and the resulting quantities have been determined or calculated, shall immediately vest and become exercisable (and any rights of repurchase by the Company or restriction on sale shall lapse) and (ii) the remaining portions shall immediately vest and become exercisable (and any rights of repurchase by the Company or restriction on sale shall lapse) in an amount equal to the number that would be calculated if the performance measures were achieved at the target level (for example, if the employee were granted 300 three-year performance shares, where (a) the amount that can be earned is determined each year based on performance against annual performance targets but the entire amount vests at the end of the three years based upon continued service, and (b) at target performance levels the employee could earn 1/3 of the amount each year and (c) the first year had been completed and the performance resulted in a calculation that 85 shares were earned and (d) the employee is terminated prior to the completion of year 2, then the amount that would vest and become immediately exercisable would be 285 shares — representing the 85 shares calculated for year 1 and the target amount of 100 shares for each of year 2 and year 3); provided however, that if there is no “target” number, then the number that vest shall be 100% of the amounts that could vest with respect to that measurement period. Any Company stock options and stock appreciation rights shall thereafter remain exercisable following the Employee’s employment termination for the period prescribed in the respective option and stock appreciation right agreements.

(iii) Continued Employee Benefits Payment. In lieu of continuation of benefits, Employee shall receive $36,000 (whether or not Employee elects COBRA).

(b) Timing of Severance Payments.

(i) Payment Timing. One half of the severance payment to which Employee is entitled shall be paid by the Company to Employee in cash on the 53rd calendar day after Employee’s termination of employment, subject to any delay required to avoid additional taxation under Internal Revenue Code Section 409A and the final regulations and any guidance promulgated thereunder (“Section 409A”). The other half of the severance payment to which Employee is entitled shall be paid by the Company to Employee in cash on the first payroll date that is on or after six months and one day following Employee’s termination of employment. If the Employee should die before all amounts have been paid, such unpaid amounts shall be paid in a lump-sum payment (less any withholding taxes) to the Employee’s designated beneficiary, if living, or otherwise to the personal representative of the Employee’s estate.

(ii) Release Effectiveness. The receipt of any severance pursuant to Section 3(a) will be subject to Employee signing and not revoking the Release and further subject to the Release becoming effective within fifty-two (52) days following Employee’s termination of employment.

(c) Voluntary Resignation; Termination for Cause. If the Employee’s employment with the Company terminates (i) voluntarily by the Employee other than for Good Reason, or (ii) for Cause by the Company, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(d) Termination Outside of Change of Control Period. In the event the Employee’s employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the twelve (12) month period following a Change of Control, or if the Employee terminates for Good Reason within four months after a Change in Control, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company’s existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

(e) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination (other than due to death) or resignation, then the severance payable to Employee, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following Employee’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(ii) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iii) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above. “Section 409A Limit” will mean the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Employee’s taxable year preceding the Employee’s taxable year of Employee’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

(iv) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

4. Conditional Nature of Severance Payments and Benefits.

(a) Noncompete. Employee acknowledges that the nature of the Company’s business is such that if Employee were to become employed by, or substantially involved in, the business of a competitor of the Company during the twelve (12) months following the termination of Employee’s employment with the Company, it would be very difficult for Employee not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Employee agrees and acknowledges that Employee’s right to receive the severance benefits set forth in Section 3(a) (to the extent Employee is otherwise entitled to such payments) shall be conditioned upon Employee not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interested in or participating in the financing, operation, management or control of, any person, firm, corporation or business in Competition (as defined herein) with Company. Notwithstanding the foregoing, Employee may, without violating this Section 4, own, as a passive investment, shares of capital stock of a corporation or other entity that engages in Competition where the number of shares of such corporation’s capital stock that are owned by Employee represent less than three percent of the total number of shares of such entity’s capital stock outstanding.

(b) Non-Solicitation. Until the date twelve (12) months after the termination of Employee’s employment with the Company for any reason, Employee agrees and acknowledges that Employee’s right to receive the severance payments set forth in Section 3(a) (to the extent Employee is otherwise entitled to such payments) shall be conditioned upon Employee neither directly nor indirectly soliciting, inducing, recruiting or encouraging an employee to leave his or her employment either for Employee or for any other entity or person with which or whom Employee has a business relationship.

(c) Understanding of Covenants. Employee represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

(d) Remedy for Breach. Upon any breach of this section by Employee, all severance payments and benefits pursuant to this Agreement shall immediately cease and any stock options or stock appreciation rights then held by Employee shall immediately terminate and be without further force and effect, and Employee shall return all of the consideration paid by the Company under this Section 3 and remit any shares subject to Equity Compensation Awards or shares purchased under stock options or stock appreciation rights to the extent that such Equity Compensation Awards, stock options or stock appreciation rights had their vesting accelerated under Section 3 above (or the profits from the sale of such shares if they are or have been sold).

5. Golden Parachute Excise Tax Best Results. In the event that the severance and other benefits provided for in this agreement or otherwise payable to Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits shall be either be:

(i) delivered in full, or

(ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 5 will be made in writing by a national “Big Four” accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5. Any reduction in payments and/or benefits required by this Section 5 shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; and (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced.

6. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. “Cause” shall mean:

(i) an act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee; or

(ii) Employee being convicted of, or pleading nolo contendere to a felony; or

(iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company; or

(iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee’s obligations to the Company which are demonstrably willful and deliberate on the Employee’s part.

(b) Change of Control. “Change of Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group, (“Person”) acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 6(b), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction shall not be deemed a Change in Control unless the transaction qualifies as a change in the ownership of the Company, change in the effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, each within the meaning of Section 409A.

(c) Competition. means the development, marketing or sale of networking equipment or network security software or products in the United. For the avoidance of doubt, Competition includes, but is not limited to, Cisco Systems, Huawei, Alcatel-Lucent, Check Point Software, Palo Alto Networks, Aruba, Hewlett-Packard, and Brocade Communications Systems, Inc.

(d) Disability. “Disability” shall mean that the Employee has been unable to perform his or her Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(e) Good Reason. “Good Reason” means Employee’s termination of employment following the expiration of any cure period (discussed below) following the occurrence, without Employee’s express written consent, of one or more of the following:

(i) a material reduction of the Employee’s duties, title, authority or responsibilities, relative to the Employee’s duties, title, authority or responsibilities as in effect immediately prior to such reduction; or

(ii) a substantial reduction of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; or

(iii) a reduction by the Company in the base compensation or total target cash compensation of the Employee as in effect immediately prior to such reduction; or

(iv) a material reduction by the Company in the kind or level of benefits to which the Employee was entitled immediately prior to such reduction with the result that such Employee’s overall benefits package is significantly reduced; or

(v) the relocation of the Employee to a facility or a location more than forty (40) miles from such Employee‘s then present location.

Employee will not resign for Good Reason without first providing the Company with written notice within sixty (60) days of the event that Employee believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

7. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) The Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notice.

(a) General. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Employee, at his or her last known residential address and (ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.

(b) Notice of Termination. Any termination by the Company for Cause or by the Employee for Good Reason or Disability or as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Disability shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.

9. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	JUNIPER NETWORKS, INC.

By:
Name:
Title:
Date:

EMPLOYEE
Name:
Date:

EXHIBIT A

JUNIPER NETWORKS, INC.

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made by and between Juniper Networks, Inc. (the “Company”) and             (“Employee”).

WHEREAS, Employee has agreed to enter into a release of claims in favor of the Company upon certain events specified in the change of control agreement by and between Company and Employee (the “Change of Control Agreement”).

NOW THEREFORE, in consideration of the mutual promises made in this Agreement, the parties hereby agree as follows:

1. Termination. Employee’s employment from the Company terminated on             (the “Termination Date”).

2. Confidential Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company. Employee shall return all the Company property and confidential and proprietary information in Employee’s possession to the Company on the Effective Date of this Agreement.

3. Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee.

4. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on behalf of Employee, and Employee’s respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued under each such Act;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g) any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any severance obligations due Employee under the Management Retention Agreement. Nothing in this Agreement waives Employee’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

5. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has at least twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Employee signs this Agreement.

6. Civil Code Section 1542. Employee represents that Employee is not aware of any claims against the Company other than the claims that are released by this Agreement. Employee acknowledges that Employee has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights Employee may have under such code section, as well as under any statute or common law principles of similar effect.

7. No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any other person or entity referred to in this Agreement. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

8. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company.

9. No Cooperation. Employee agrees that Employee will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

10. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Employee or to any third party.

11. Costs. The parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

12. Authority. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement.

13. No Representations. Employee represents that Employee has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party which are not specifically set forth in this Agreement.

14. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

15. Entire Agreement. This Agreement, along with the Employee’s written equity compensation agreements with the Company, represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company.

16. No Oral Modification. This Agreement may only be amended in writing signed by Employee and the Chairman of the Board of Directors of the Company.

17. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

18. Effective Date. This Agreement is effective eight (8) days after it has been signed by both parties.

19. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

20. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties to this Agreement, with the full intent of releasing all claims. The parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains;

(d) They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Juniper Networks, Inc.

Dated: , 2012	By
Name:
Title:

, an individual

Dated: , 2012